Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter Fiscal 2020 Results
• Q4'20 revenue of $947.6 million increased 31% as-reported, or 32% in constant currency, compared to Q4'19. On an organic basis, constant currency revenue in Q4'20 grew 22% compared to Q4'19.
•Fiscal 2020 revenue of $3.1 billion increased 23% as-reported, or 24% in constant currency, from the prior year. On an organic basis, constant currency revenue in FY'20 grew 12% from the prior year.
•Net debt leverage of 2.8x as of June 30 vs. 3.8x at March 31, 2020; more than $950 million in cash and cash equivalents on-hand at June 30.
•Awarded more than 50 programs for COVID-19 vaccine and treatment candidates, including three Operation Warp Speed COVID-19 vaccine candidates.
•FY'21 financial guidance range projects revenue growth of 12% to 16% and Adjusted EBITDA growth of 12% to 19%.

Somerset, N.J. - August 31, 2020 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, today announced financial results for the fourth quarter and the full fiscal year ended June 30, 2020. On July 30, 2020, Catalent announced preliminary financial results for net revenue, earnings before income taxes, and Adjusted EBITDA (see the non-GAAP reconciliation elsewhere in this release for a discussion of Adjusted EBITDA) for the same periods, which preliminary results are updated by the full financial results announced today.

“Over the last few years, Catalent has made transformative investments that have shifted our technology portfolio to ever-more innovative and in-demand areas of drug development and manufacturing. These investments have positioned us to partner on a wide range of COVID-19 vaccine and treatment candidates, as reflected in more than 50 COVID-19-related program wins, including contracts to manufacture three Operation Warp Speed vaccine candidates,” said John

Chiminski, Chair and Chief Executive Officer of Catalent, Inc. He added, “Our fourth quarter results reflect record organic revenue growth significantly above our initial expectations and primarily driven by elevated demand in our Biologics and Oral and Specialty Delivery segments. We achieved these record results even as we took substantial measures to keep our employees safe during the global COVID-19 pandemic. We also continued to take actions to strengthen our balance sheet during the quarter, which reduced our net leverage roughly a full turn to 2.8x, and built our cash position to more than $950 million, positioning us to continue our growth investments.”

Fourth Quarter 2020 Consolidated Results

Fourth quarter 2020 net revenue of $947.6 million increased 31% as reported, or 32% in constant currency, from the $725.7 million reported for the fourth quarter a year ago, partially driven by the acquisitions of the cell and gene therapy businesses as well as the acquisition of Bristol-Myers Squibb’s biologics, sterile, and oral solid dose product manufacturing and packaging facility in Anagni, Italy, and was partially offset by the divestiture of a manufacturing facility located in Braeside, Australia. Overall organic growth of 22% was driven by strong demand in the Biologics and Oral and Specialty Delivery segments, and partially offset by lower activity in the Clinical Supply Services segment.

Fourth quarter 2020 net earnings were $154.2 million. Accounting for the net earnings attributable  to preferred shareholders on Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $134.8 million, or $0.86 per basic share, compared to net earnings attributable to common shareholders of $65.7 million, or $0.45 per basic share, in the fourth quarter a year ago.

Fourth quarter 2020 EBITDA from operations, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $265.9 million, an increase of $100.5 million from $165.4 million in the fourth quarter a year ago. Fourth quarter 2020 Adjusted EBITDA (see the non-GAAP reconciliation elsewhere in this release for a discussion of this metric) was $267.4 million, or 28.2% of net revenue, compared to $199.4 million, or 27.5% of net revenue, in the fourth quarter a year ago. This represents an increase of 34.1% as reported, and an increase of 35.6% on a constant-currency basis, driven by strong growth in the Biologics and Oral and Specialty Delivery segments.

Fourth quarter 2020 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $154.4 million, or $0.90 per diluted share, compared to Adjusted Net Income of $102.9 million, or $0.70 per diluted share, in the fourth quarter a year ago.

Fourth Quarter 2020 Segment Review

Fourth Quarter 2020 Segment Revenue

Net revenue from the Softgel and Oral Technologies segment was $291.2 million for the fourth quarter of fiscal 2020, an insignificant increase as reported, or a 2% increase in constant currency, compared to the fourth quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment's consumer health manufacturing site in Australia, net revenue increased 7% compared to the three months ended June 30, 2019. The increase primarily relates to demand increases across the segment's portfolio of prescription products within North America as well as increased demand in the consumer health business across Europe, North America, and Latin America.

Net revenue from the Biologics segment was $357.8 million for the fourth quarter of fiscal 2020, an increase of 102% as reported and in constant currency, compared to the fourth quarter a year ago. The constant-currency growth was driven by robust organic growth in the segment as well as the cell and gene therapy acquisitions and the acquisition of the Anagni facility, part of which is recognized in the Biologics segment. Acquisitions contributed 36 percentage points to the segment's revenue growth in constant currency. Excluding the effect of acquisitions, the net revenue increase of 66% was driven primarily by strong growth in the gene therapy business, increased volumes in the segment's U.S. drug product and U.S. drug substance offerings, as well as demand for vaccine services in both the U.S. and Europe driven by the COVID-19 pandemic.

Net revenue from the Oral and Specialty Delivery segment was $218.7 million for the fourth quarter of fiscal 2020, an increase of 22% as reported and 24% in constant currency, over the fourth quarter a year ago. The constant-currency growth was primarily driven by the acquisition of the Anagni facility, part of which is recognized in the Oral and Specialty Delivery segment. Excluding the effect of acquisitions, the net revenue increase of 11% was principally attributable to new product launches in the respiratory and ophthalmic specialty platform.

Net revenue from the Clinical Supply Services segment was $83.6 million for the fourth quarter of fiscal 2020, a decrease of 2% as reported and unchanged in constant currency, compared to the fourth quarter a year ago. The limited growth in the quarter was a result of the disruption of clinical trials due to the COVID-19 pandemic which negatively impacted the manufacturing, packaging, and distribution business, and was partially offset by increased demand for the segment's storage business.

Fourth Quarter Segment EBITDA (see non-GAAP discussion below)

Softgel and Oral Technologies segment EBITDA was $85.5 million in the fourth quarter of fiscal 2020, an increase of 2% as reported, or 4% in constant currency, compared to the fourth quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment's consumer health manufacturing site in Australia, segment EBITDA increased 6% compared to the three months ended June 30, 2019. The increase primarily relates to increased demand across the segment's portfolio of higher-margin prescription product business in North America as well as growth in the consumer health business in Europe, North America, and Latin America.

Biologics segment EBITDA in the fourth quarter of fiscal 2020 was $86.9 million, an increase of 93% as reported and in constant currency compared to the fourth quarter a year ago. The constant-currency growth rate included 6 percentage points from acquisitions. Segment EBITDA without acquisitions increased 87% from the prior-year period, primarily driven by strong end-market demand for U.S. drug product and U.S. drug substance offerings, including new demand related to the COVID-19 pandemic.

Oral and Specialty Delivery segment EBITDA in the fourth quarter of fiscal 2020 was $83.8 million, an increase of 37% as reported, or 38% in constant, compared to the fourth quarter a year ago. The constant-currency growth was partially driven by the acquisition of the Anagni facility, part of which is recognized in the Oral and Specialty Delivery segment. Segment EBITDA without acquisitions increased 29% from the prior-year period, primarily due to favorable product mix in the segment's respiratory and ophthalmic specialty platform due to new product launches as well as strong end-market demand for oral commercial products in Europe.

Clinical Supply Services segment EBITDA in the fourth quarter of fiscal 2020 was $21.0 million, a decrease of 8% as reported, or 6% in constant currency, compared to the fourth quarter a year ago. The decrease was as a result of the disruption of clinical trials due to the COVID-19 pandemic, which negatively impacted the manufacturing, packaging, and distribution business, and was partially offset by growth in the segment's storage business.

Fiscal 2020 Consolidated Results

Fiscal 2020 net revenue of $3,094.3 million increased 23% as reported, or 24% in constant currency, compared to the $2,518.0 million reported in fiscal 2019, primarily driven by the acquisitions of the cell and gene therapy businesses as well as the acquisition of the Anagni facility, and was partially offset by the divestiture of the Braeside facility. Overall organic growth of 12% was driven by growth in all of Catalent’s operating segments, with the largest growth coming from the Biologics segment.

Fiscal 2020 net earnings were $220.7 million. Accounting for the net earnings attributable to preferred shareholders on Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $173.0 million, or $1.16 per basic share, compared to net earnings attributable to common shareholders of $132.0 million, or $0.92 per basic share, in fiscal 2019.

Fiscal 2020 EBITDA from operations, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $640.2 million, an increase of $140.4 million from $499.8 million reported in fiscal 2019. Fiscal 2020 Adjusted EBITDA (see the non-GAAP reconciliation elsewhere in this release for a discussion of this metric) was $750.9 million, or 24.3% of net revenue, compared to $599.6 million, or 23.8% of net revenue, in fiscal 2019. This represents an increase of 25.2% as reported, and an increase of 26.9% on a constant-currency basis, with all four operating segments growing Adjusted EBITDA year-over-year.

Fiscal 2020 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $349.8 million, or $2.11 per diluted share, compared to Adjusted Net Income of $264.9 million, or $1.81 per diluted share, in fiscal 2019.

Fiscal 2020 Segment Review

Fiscal 2020 Segment Revenue

Net revenue from the Softgel and Oral Technologies segment was $1,062.0 million for fiscal 2020, an increase of 2% as reported, or 4% in constant currency, compared to fiscal 2019. After excluding the impact of the October 2019 divestiture of the segment's manufacturing site in Australia, net revenue increased 8% compared to fiscal 2019. The increase primarily relates to demand increases across the segment's portfolio of prescription products within North America, which is partially attributable to recently launched products. Increased demand for the segment's portfolio of consumer health products continued, predominantly within Europe.

Net revenue from the Biologics segment was $1,021.6 million for fiscal 2020, an increase of 78% as reported, or 79% in constant currency, compared to fiscal 2019. The constant-currency growth was primarily driven by the cell and gene therapy acquisitions and the acquisition of the Anagni facility (part of which is recognized in this segment). These acquisitions contributed 52 percentage points to the segment's net revenue growth in constant currency. Excluding the effect of acquisitions, the net revenue increase was driven primarily by strong end-market demand for the segment's U.S. drug product and U.S. drug substance offerings, with the former being delivered through improved capacity utilization. Additionally, site readiness activities related to COVID-19 vaccine candidate programs across U.S. drug product and U.S. drug substance offerings also contributed to the increase in net revenue. Drug substance growth was partially offset by the fiscal 2019 completion of a limited duration customer contract for non-cell line clinical manufacturing services.

Net revenue from the Oral and Specialty Delivery segment was $675.9 million for fiscal 2020, an increase of 13% as reported, or 14% in constant currency, compared to fiscal 2019. The constant-currency growth was partially driven by the acquisition of the Anagni facility, part of which is recognized in this segment. Excluding the effect of acquisitions, the net revenue increase of 7% was principally attributable to new product launches within the respiratory and ophthalmic specialty platform. Strong end-market demand for prescription oral commercial products across North America and Europe also contributed to the net revenue increase. Net revenue growth was partially offset by a prior-year favorable impact of a one-time up-front license fee and decreased volume in the respiratory and ophthalmic specialty platform, due to strong prior-year demand related to an anticipated new product introduction.

Net revenue from the Clinical Supply Services segment was $345.0 million for fiscal 2020, an increase of 7% as reported and 9% in constant currency, compared to fiscal 2019. The increase was driven by strong global demand in the storage and distribution and manufacturing and packaging businesses despite a measured slowdown in the distribution volume in the fourth quarter of fiscal 2020 due to the COVID-19 pandemic.

Fiscal 2020 Segment EBITDA (see non-GAAP discussion below)

Softgel and Oral Technologies segment EBITDA was $256.5 million in fiscal 2020, an increase of 8% as reported, or 10% in constant currency, compared to fiscal 2019. After excluding the impact of the October 2019 divestiture of the segment's consumer health manufacturing site in Australia, segment EBITDA increased 13% compared to fiscal 2019. The increase primarily relates to elevated demand across the segment's portfolio of higher-margin prescription product business in North America, as well as in the consumer health business, in line with the strong revenue growth within Europe.

Biologics segment EBITDA in fiscal 2020 was $237.6 million, an increase of 61% as reported, or 62% in constant currency, compared to fiscal 2019. The constant-currency growth was partially driven by the cell and gene therapy acquisitions, as well as the acquisition of the Anagni facility, part of which is recognized in the Biologics segment. These acquisitions contributed 36 percentage points to segment EBITDA in constant currency. Segment EBITDA without acquisitions increased 26% from fiscal 2019, primarily due to increased demand for the U.S. drug product offering as well as site readiness activities related to COVID-19 vaccination programs across the U.S. drug product, and U.S. drug substance offerings. Segment EBITDA growth was partially offset by decreased volume for the U.S. drug substance product offering, predominantly due to the fiscal 2019 completion of a limited duration customer contract for non-cell line clinical manufacturing services, and softening demand for the segment’s European drug product offering.

Oral and Specialty Delivery segment EBITDA in fiscal 2020 was $200.8 million, an increase of 15% as reported, or 16% in constant currency, compared to fiscal 2019. Segment EBITDA without acquisitions increased 10%, primarily due to new product launches across the respiratory and ophthalmic specialty platform. Strong end-market demand for higher-margin oral commercial products across North America and Europe also contributed towards the segment EBITDA increase. EBITDA growth was partially offset by a prior-year favorable impact of a one-time up-front license fee and decreased volume in the respiratory and ophthalmic specialty platform due to strong prior-year demand, related to an anticipated new product introduction.

Clinical Supply Services segment EBITDA in fiscal 2020 was $91.2 million, an increase of 8% as reported, or 10% in constant currency, compared to fiscal 2019, primarily driven by robust global demand in the segment's storage and distribution and manufacturing and packaging businesses, despite a measured slowdown in distribution volume in the fourth quarter of fiscal 2020 due to the disruption of clinical trials resulting from the COVID-19 pandemic.

Comparison with Preliminary Results

On July 30, 2020, Catalent released an estimate of preliminary results for the fourth quarter and full year of fiscal 2020. Set forth below is a table that compares those preliminary results to the actual results reported today.

	Preliminary Results vs. Actual Results
	(dollars in millions)
	Preliminary Q4'20	Actual Q4'20	Preliminary FY'20	Actual FY'20
Net Revenue	$ 937-949	$947.6	$ 3,084-3,096	$3,094.3
Earnings before income taxes	$ 173-177	$179.0	$ 255-259	$260.4
Adjusted EBITDA	$ 262-266	$267.4	$ 745-749	$750.9

Additional Financial Information

Fourth quarter 2020 gross margin of 35.3% was the same as in the fourth quarter a year ago. The flat result was primarily attributable to acquisitions with lower margins than the company average, pandemic-related disruptions in the Clinical Supply Services segment, and activity related to site readiness preparations at facilities in the Biologics segment. These dilutive items were partially offset by margin improvement in the Oral and Specialty Delivery and Softgel and Oral Technologies segments.

Fiscal 2020 gross margin of 31.8% decreased 10 basis points as-reported, from 31.9% in fiscal 2019. The decrease was primarily attributable to acquisitions in which the businesses acquired had lower margins than the company average, as well as from a decrease in margin within the Biologics segment, due in part to the fiscal 2019 completion of a limited-duration customer contract for non-cell-line clinical manufacturing services. These items were partially offset by margin improvement in the Softgel and Oral Technologies segment.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $425 million as of June 30, 2020, compared to backlog of $396 million as of March 31, 2020 and $366 million as of June 30, 2019. The segment recorded net new business wins of $104 million during the fourth quarter of fiscal 2020, an increase of 10% compared to the net new business wins recorded in the fourth quarter of the prior year. For fiscal 2020, the segment recorded net new business wins of $397 million, an increase of 3% compared to the net new business wins recorded in the prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of June 30, 2020, Catalent had $3.0 billion in total debt, and $2.1 billion in total debt net of cash and short-term investments, compared to $2.6 billion in total net debt as of March 31, 2020 and June 30, 2019. The current debt structure does not include any significant maturity until 2026.

Catalent’s net leverage ratio as of June 30, 2020 was 2.8x, compared to 3.8x at March 31, 2020 and 4.4x at June 30, 2019.

Fiscal Year 2021 Outlook

Catalent is introducing financial guidance for fiscal 2021. The guidance ranges assume no major external change to the current status of the COVID-19 pandemic and its current effect on the business and does not assume the receipt by any of our current customers of any regulatory authority approvals for COVID-19 vaccine candidates (but does include take-or-pay arrangements in executed contracts). The guidance ranges set forth below are broader than in recent years due to the increased uncertainty introduced by the COVID-19 pandemic.

•Net Revenue in the range of $3.45 billion to $3.60 billion, representing year-on-year growth of 12% to 16%;
•Adjusted EBITDA in the range of $840 million to $890 million, representing year-on-year growth of 12% to 19%;
•Adjusted Net Income in the range of $390 million to $435 million, representing year-on-year growth of 11% to 24%; and
•A fully diluted share count in the range of 178 million to 180 million shares on a weighted-average basis, counting the Series A convertible preferred shares as-if converted.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 13,900 people, including approximately 2,400 scientists, at more than 40 facilities across four continents and in fiscal 2020 generated over $3 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.

Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations is operating earnings/(loss). The most directly comparable U.S. GAAP measure to Adjusted EBITDA and Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of operating earnings/(loss) to EBITDA from operations and a reconciliation of net earnings/(loss) to Adjusted EBITDA and Adjusted Net Income.

Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP.

Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on Catalent's and its clients' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions or other transactions that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form

10-K for the fiscal year ended June 30, 2020, filed August 31, 2020. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$947.6	$725.7	$(10.6)	$232.5	32%
Cost of sales	613.0	469.2	(7.4)	151.2	32%
Gross margin	334.6	256.5	(3.2)	81.3	32%
Selling, general, and administrative expenses	158.0	143.4	(0.8)	15.4	11%
Impairment charges and (gain)/loss on sale of assets	3.4	2.4	(0.1)	1.1	46%
Restructuring and other	3.0	1.2	0.1	1.7	142%
Operating earnings	170.2	109.5	(2.4)	63.1	58%
Interest expense, net	20.5	30.9	(0.2)	(10.2)	(33)%
Other expense/(income), net	(29.3)	(1.2)	(0.1)	(28.0)	2,333%
Earnings from operations before income taxes	179.0	79.8	(2.1)	101.3	127%
Income tax expense	$24.8	$8.7	$(0.6)	$16.7	192%
Net earnings	$154.2	$71.1	$(1.5)	$84.6	119%
Less: Net earnings attributable to preferred shareholders	(19.4)	(5.4)	—	—	—%
Net earnings attributable to common shareholders	$134.8	$65.7	$—	$—	—%

Weighted average shares outstanding	156.3	145.3
Weighted average diluted shares outstanding	158.6	147.2

Earnings per share:
Basic
Net earnings	$0.86	$0.45
Diluted
Net earnings	$0.85	$0.44

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; dollars in millions)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Softgel and Oral Technologies
Net revenue	$291.2	$290.7	$(6.4)	$6.9	2%
Segment EBITDA	85.5	84.0	(1.5)	3.0	4%
Biologics
Net revenue	357.8	177.5	(1.0)	181.3	102%
Segment EBITDA	86.9	45.0	(0.1)	42.0	93%
Oral and Specialty Delivery
Net revenue	218.7	178.6	(2.0)	42.1	24%
Segment EBITDA	83.8	61.2	(0.9)	23.5	38%
Clinical Supply Services
Net revenue	83.6	85.1	(1.2)	(0.3)	0%
Segment EBITDA	21.0	22.9	(0.5)	(1.4)	(6)%
Inter-segment revenue elimination	(3.7)	(6.2)	—	2.5	40%
Unallocated Costs	(11.3)	(47.7)	0.1	36.3	76%
Combined totals
Net revenue	$947.6	$725.7	$(10.6)	$232.5	32%

EBITDA from operations	$265.9	$165.4	$(2.9)	$103.4	63%

Refer to the Catalent's description of non-GAAP measures, including Segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Fiscal Year Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Net revenue	$3,094.3	$2,518.0	$(35.9)	$612.2	24%
Cost of sales	2,111.0	1,712.9	(26.0)	424.1	25%
Gross margin	983.3	805.1	(9.9)	188.1	23%
Selling, general, and administrative expenses	577.9	512.0	(3.0)	68.9	13%
Impairment charges and loss on sale of assets	5.5	5.1	0.5	(0.1)	(2)%
Restructuring and other	5.5	14.1	—	(8.6)	(61)%
Operating earnings	394.4	273.9	(7.4)	127.9	47%
Interest expense, net	126.1	110.9	(0.3)	15.5	14%
Other expense, net	7.9	2.7	(2.3)	7.5	278%
Earnings from operations before income taxes	260.4	160.3	(4.8)	104.9	65%
Income tax expense	39.7	22.9	(1.0)	17.8	78%
Net earnings	$220.7	$137.4	$(3.8)	$87.1	63%
Less: Net earnings attributable to preferred shareholders	(47.7)	(5.4)	—	—	—%
Net earnings attributable to common shareholders	$173.0	$132.0	$—	$—	—%

Weighted average shares outstanding	149.8	144.2
Weighted average diluted shares outstanding	152.3	146.0

Earnings per share:
Basic
Net earnings	$1.16	$0.92
Diluted
Net earnings	$1.14	$0.90

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Fiscal Year Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2020	2019		Change $	Change %
Softgel and Oral Technologies
Net revenue	$1,062.0	$1,039.2	$(21.3)	$44.1	4%
Segment EBITDA	256.5	236.3	(4.5)	24.7	10%
Biologics
Net revenue	1,021.6	573.3	(4.8)	453.1	79%
Segment EBITDA	237.6	146.9	(0.7)	91.4	62%
Oral and Specialty Delivery
Net revenue	675.9	597.7	(5.3)	83.5	14%
Segment EBITDA	200.8	175.1	(2.3)	28.0	16%
Clinical Supply Services
Net revenue	345.0	321.4	(4.5)	28.1	9%
Segment EBITDA	91.2	84.4	(1.9)	8.7	10%
Inter-segment revenue elimination	(10.2)	(13.6)	—	3.4	25%
Unallocated costs	(145.9)	(142.9)	2.2	(5.2)	(4)%
Combined totals
Net revenue	$3,094.3	$2,518.0	$(35.9)	$612.2	24%

EBITDA from operations	$640.2	$499.8	$(7.2)	$147.6	30%

Refer to Catalent's description of non-GAAP measures, including Segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Quarter ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Net earnings	$49.0	$31.7	$71.1	$0.1	$45.5	$20.9	$154.2
Interest expense, net	25.5	26.4	30.9	36.3	34.9	34.4	20.5
Income tax expense	2.3	10.9	8.7	(6.9)	13.0	8.8	24.8
Depreciation and amortization	54.6	66.4	54.7	60.6	61.9	64.8	66.4
EBITDA from operations	131.4	135.4	165.4	90.1	155.3	128.9	265.9
Equity compensation	7.5	6.6	9.2	16.6	10.3	8.6	12.6
Impairment charges and (gain)/loss on sale of assets	(0.1)	(0.1)	2.4	(0.2)	1.7	0.6	3.4
Financing-related expenses and other	—	—	11.7	0.1	—	16.0	0.2
U.S. GAAP restructuring and other	0.1	3.1	1.2	0.7	0.5	1.3	3.0
Acquisition, integration, and other special items	5.6	13.1	21.3	11.1	7.5	7.5	10.6
Foreign exchange loss/(gain) (included in other, net)	1.0	(3.7)	1.2	(0.1)	5.5	(3.8)	(0.1)
Other adjustments	0.5	(0.1)	(13.0)	8.8	(9.8)	26.3	(28.2)
Adjusted EBITDA	$146.0	$154.3	$199.4	$127.1	$171.0	$185.4	$267.4
FX impact (unfavorable)							(2.9)
Adjusted EBITDA at constant currency							$270.3

	Twelve months ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Net earnings/(loss)	$151.9	$148.4	$137.6	$220.7
EBITDA from operations	522.3	546.2	539.7	640.2
Adjustments	104.5	105.6	143.2	110.7
Adjusted EBITDA (1)	$626.8	$651.8	$682.9	$750.9

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; in millions, except per share data)

	Quarter ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Net earnings	$49.0	$31.7	$71.1	$0.1	$45.5	$20.9	$154.2
Amortization (1)	19.5	31.4	19.1	21.5	21.8	23.0	22.5
Stock-based compensation	7.5	6.6	9.2	16.6	10.3	8.6	12.6
Impairment charges and (gain)/loss on sale of assets	(0.1)	(0.1)	2.4	(0.2)	1.7	0.6	3.4
Financing-related expenses	—	—	11.7	0.1	—	16.0	0.2
U.S. GAAP restructuring and other	0.1	3.1	1.2	0.7	0.5	1.4	2.9
Acquisition, integration, and other special items	5.6	13.1	21.3	11.1	7.5	7.6	10.5
Foreign exchange loss/(gain) (included in other, net)	1.0	(3.7)	1.2	(0.1)	5.5	(3.9)	(0.1)
Other adjustments(2)	0.5	(0.1)	(13.0)	8.8	(9.8)	26.2	(28.1)
Estimated tax effect of adjustments(3)	(7.6)	(11.3)	(13.0)	(12.1)	(10.5)	(17.7)	(7.0)
Discrete income tax (benefit)/expense items (4)	(3.3)	(2.8)	(8.3)	(6.0)	(0.5)	0.2	(16.7)
Tax law changes provision	(6.8)	3.3	—	—	—	—	—
Adjusted net income (ANI)	$65.4	$71.2	$102.9	$40.5	$72.0	$82.9	$154.4
Weighted average shares outstanding			145.3				156.3
Weighted average diluted shares outstanding			147.2				171.7
ANI per share:
ANI per basic share			$0.71				$0.99
ANI per diluted share			$0.70				$0.90
Earnings/(loss) per share:
Net earnings per basic share			$0.45				$0.86
Net earnings per diluted share			$0.44				$0.85

	Twelve months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Net earnings	$137.4	$151.9	$148.4	$137.6	$220.7
Adjustments	127.5	128.1	138.2	160.7	129.1
Adjusted net income (ANI)	$264.9	$280.0	$286.6	$298.3	$349.8
Weighted average shares outstanding	144.2				149.8
Weighted average diluted shares outstanding	146.0				165.4
ANI per share:
ANI per basic share	$1.84				$2.34
ANI per diluted share	$1.81				$2.11
Earnings/(loss) per share:
Net earnings/(loss) per basic share	$0.92				$1.16
Net earnings/(loss) per diluted share	$0.90				$1.14

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) Represents unrealized (gains)/losses related to the fair value of the derivative liability associated with the Series A convertible preferred stock

(3) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$953.2	$345.4
Trade receivables, net	838.1	693.1
Inventories	323.8	257.2
Prepaid expenses and other	177.9	100.1
Total current assets	2,293.0	1,395.8
Property, plant, and equipment, net	1,900.8	1,536.7
Other non-current assets, including intangible assets	3,582.7	3,251.5
Total assets	$7,776.5	$6,184.0

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$72.9	$76.5
Accounts payable	321.0	255.8
Other accrued liabilities	499.3	338.4
Total current liabilities	893.2	670.7
Long-term obligations, less current portion	2,945.1	2,882.8
Other non-current liabilities	432.8	342.3
Commitments and contingencies (1)	—	—
Redeemable preferred stock	606.6	606.6
Total shareholders' equity	2,898.8	1,681.6
Total liabilities, redeemable preferred stock, and shareholders' equity	$7,776.5	$6,184.0

(1) Please refer to note 17 of the consolidated financial statements within the Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Fiscal Year Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities	$440.3	$247.7
Net cash provided by operating activities	$440.3	$247.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(465.8)	(218.1)
Proceeds from sale of property and equipment	—	0.5
Proceeds from sale of subsidiaries	20.8	—
Payment for acquisitions, net of cash acquired	(379.7)	(1,291.0)
Payments for investments	(2.8)	(1.8)
Net cash (used in) investing activities from continuing operations	(827.5)	(1,510.4)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash (used in) investing activities	(827.5)	(1,510.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(49.5)	(8.4)
Proceeds from borrowing, net	909.1	1,447.6
Payments related to long-term obligations	(811.3)	(1,290.3)
Call premium payments and financing fees paid	(25.1)	(24.7)
Dividends paid	(36.2)	—
Proceeds from sale of common stock, net	1,046.5	445.5
Proceeds from sale of preferred stock, net	—	646.3
Cash paid, in lieu of equity, for tax withholding obligations	(31.8)	(14.6)
Net cash provided by financing activities	1,001.7	1201.4
Effect of foreign currency exchange on cash	(6.7)	(3.5)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	607.8	(64.8)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	345.4	410.2
CASH AND EQUIVALENTS AT END OF PERIOD	$953.2	$345.4